Exhibit 2.3

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------X
In re:	Chapter 11

SG BLOCKS, INC., et al.,	Case No.: 15-12790 (JLG)

Debtors. ---------------------------------------------------------X	(Jointly Administered)

ORDER CONFIRMING DEBTORS’ AMENDED PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Upon the Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of April 15, 2016 (ECF Doc. No. 54) (the “Plan”);1 and upon the Disclosure Statement for the Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of April 15, 2016 (ECF Doc. No. 54) (the “Disclosure Statement”); and upon the Order entered by the Court on April 25, 2016, approving the Disclosure Statement (ECF Doc. No. 57) (the “Approval Order”); and upon the Affidavit of Service (ECF Doc. Nos. 58) evidencing service of the Approval Order, the Plan, the Disclosure Statement with related Exhibits, the Ballot for accepting or rejecting the Plan, and notice of proposed cure payments, as applicable (collectively, the “Plan Documents”), in compliance with the Approval Order, upon creditors, equity security holders, and other parties in interest; and upon the Declaration of Paul Galvin in Support of Confirmation of Plan of Reorganization for SG Blocks, Inc., et al. under Chapter 11 of the Bankruptcy Code, dated May 17, 2016 (ECF Doc. No. 61); and upon the Debtors’ Memorandum of Law in Support of Confirmation of Amended Plan of Reorganization for SG Blocks, Inc., et al. under Chapter 11 of the Bankruptcy Code (ECF Doc. No. 62) filed with the Court; and upon the Declaration of Gerard R. Luckman, Esq., Regarding Voting on and Tabulation of Ballots Accepting and Rejecting Debtors’ Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 17, 2016 (ECF Doc. No. 60); and all parties in interest having had an opportunity to be heard; and it having been determined that the requirements for confirmation of the Plan set forth in 11 U.S.C. § 1129(a), and all other relevant sections of the Bankruptcy Code have been satisfied; it is hereby

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

ORDERED, that the Plan is confirmed in the form annexed hereto as Exhibit A; and it is further

ORDERED, that the hearing on final applications for compensation for all professionals retained by the Debtors during the Chapter 11 Cases shall be held before the Court on June 21, 2016 at 10:00 a.m.; and it is further

ORDERED, that section 10.04 of the Plan is deleted in its entirety and replaced by the following:

10.04 Exculpation. TO THE EXTENT PERMISSIBLE UNDER BANKRUPTCY CODE §1125(e), NEITHER THE RELEASED PARTIES NOR THEIR ADVISORS, ACCOUNTANTS, AND ATTORNEYS, SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR INTEREST FOR ANY ACT OR OMISSION DURING THE PENDENCY OF THE CHAPTER 11 CASES IN CONNECTION WITH, OR ARISING OUT OF, THE CHAPTER 11 CASE, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE PROPERTY OR CASH TO BE DISTRIBUTED UNDER THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING EXCULPATION SHALL HAVE NO EFFECT ON THE LIABILITY OF AN ENTITY WHICH RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE RESULTED FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF FIDUCIARY DUTY, CRIMINAL CONDUCT, ULTRA VIRES ACTIONS, OR THE DISCLOSURE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES, AND, IN ALL RESPECTS, THE RELEASED PARTIES SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN. IN ADDITION, THE EXCULPATION PROVIDED FOR IN THE PLAN SHALL NOT RELEASE ANY ATTORNEY FROM ANY OBLIGATIONS OWED UNDER RULE 1.8(h) OF THE NEW YORK STATE RULES OF PROFESSIONAL CONDUCT FOR MALPRACTICE LIABILITY.

NOTHING CONTAINED HEREIN SHALL CONSTITUTE A RELEASE OF AN INDEPENDENT CLAIM HELD BY A CREDITOR OR INTEREST HOLDER AGAINST A NON-DEBTOR ENTITY OR PERSON BASED ON ACTS OR OMISSIONS UNRELATED TO THE DEBTORS OR THE CHAPTER 11 CASES. IN ADDITION, NOTHING CONTAINED HEREIN OR IN THE PLAN SHALL RELEASE ANY ATTORNEY FROM ANY OBLIGATIONS OWED UNDER RULE 1.8(h) OF THE NEW YORK STATE RULES OF PROFESSIONAL CONDUCT FOR MALPRACTICE LIABILITY.

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ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE RELEASES AND SETTLEMENTS CONTAINED IN THE PLAN.

NOTHING IN THE PLAN OR THE CONFIRMATION ORDER SHALL EFFECT A RELEASE OF ANY CLAIM BY THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY, INCLUDING, WITHOUT LIMITATION, ANY CLAIM ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST: (I) THE DEBTORS; (II) ANY OF THE DEBTORS’ SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, ADVISORS, AGENTS, REPRESENTATIVES AND ASSIGNS; AND (III) THE RELEASED PARTIES. IN ADDITION, SUBJECT TO BANKRUPTCY CODE §§ 524 AND 1141, THE RELEASES DESCRIBED HEREIN SHALL NOT PRECLUDE POLICE, FEDERAL TAX, OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES.

THE RELEASES DESCRIBED IN THIS SECTION ARE IN ADDITION TO, AND NOT IN LIEU OF, ANY OTHER RELEASE SEPARATELY GIVEN, CONDITIONALLY OR UNCONDITIONALLY, BY THE DEBTORS TO ANY OTHER PERSON. ANY RELEASE GIVEN BY THE DEBTORS OR A PERSON WHICH IS PART OF OR SUBJECT TO A FINAL ORDER OF THE BANKRUPTCY COURT REMAINS IN FULL FORCE AND EFFECT AND ARE RATIFIED BY THE PLAN.

; and it is further

ORDERED, that Bankruptcy Rule 3020(e) shall not apply to this Order and the Debtors are authorized to consummate the Plan immediately following the entry of this Order.

Dated:	New York, New York
	June 3, 2016	/s/ James L. Garrity, Jr.
Honorable James L. Garrity, Jr. United States Bankruptcy Judge

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UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------X
In re:	Chapter 11

SG BLOCKS, INC., et al.,	Case No.: 15-12790 (JLG)

Debtors. ---------------------------------------------------------X	(Jointly Administered)

AMENDED PLAN OF REORGANIZATION FOR

SG BLOCKS, INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Silvermanacampora LLP

Attorneys for the Debtors

100 Jericho Quadrangle, Suite 300

Jericho, New York 11753

(516) 479-6300

Gerard R. Luckman

Brian Powers

Dated April 12, 2016

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------X
In re:	Chapter 11

SG BLOCKS, INC., et al.,	Case No.: 15-12790 (JLG)

Debtors. ---------------------------------------------------------X	(Jointly Administered)

PLAN OF REORGANIZATION FOR

SG BLOCKS, INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

This Plan of Reorganization is proposed and filed by SG Blocks, Inc., SG Building Blocks, Inc. and Endaxi Infrastructure Group, Inc., the above-captioned debtors and debtors-in-possession, pursuant to chapter 11 of the Bankruptcy Code.1 The Plan provides for the reorganization and restructuring of the Debtors, the payment of Allowed Claims consistent with the distribution scheme set forth in the Bankruptcy Code, and procedures for the resolution of Disputed Claims. The Plan provides that holders of Allowed Claims against the Debtors will receive distributions of Cash on the Effective Date, and after the Effective Date, in full satisfaction of their Allowed Claims, as set forth below.

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings set forth below. Terms used in this Plan which are defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules unless otherwise defined in this Plan. The meaning of the defined terms shall be equally applicable to the singular and plural forms of the terms defined, unless a different meaning is clearly required by and explained in the text.

1.01       “Administrative Expense” shall mean any cost or expense of administration of the Chapter 11 Cases entitled to priority in accordance with the provisions of Bankruptcy Code §§ 503(b) and 507(a)(1), including, without limitation: (i) Fee Claims; (ii) Claims relating to goods received by the Debtors within twenty (20) days before the Petition Date in the ordinary course of the Debtors’ business; and (iii) any actual, necessary costs and expenses of preserving the Debtors’ Estates and of operating the Debtors’ business (but only to the extent they are due or payable on or before the Effective Date).

1.02       “Affiliate” shall have the meaning set forth in Bankruptcy Code §101(2).

1.03       “Allowed” shall mean a Claim, other than an Administrative Expense or Interest in the Debtors, which is: (i) listed in the Debtors’ Schedules filed in the Chapter 11 Cases as of the Effective Date, and not listed in the Schedules as disputed, contingent, unliquidated or unknown and as to which no objection to the allowance thereof is filed on or prior to the Objections Bar Date; (ii) set forth in a proof of Claim timely and properly filed in the Chapter 11 Cases on or before the date fixed by the Bankruptcy Court (or by applicable rule or statute) as the last day for filing such proof of Claim, or late filed with leave of the Bankruptcy Court after notice and opportunity for hearing given to counsel to the Debtors, and as to which no objection to the allowance thereof is filed on or prior to the Objections Bar Date; or (iii) determined to be Allowed by a Final Order of the Bankruptcy Court. To the extent permitted under Bankruptcy Code §506(b), an Allowed Claim shall include unpaid interest on the Claim and any reasonable unpaid fees, costs or charges provided for in the agreements which govern such Claim arose. Any Claim which has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered an Allowed Claim and shall be expunged without further action by the Debtors or the Reorganized Debtors.

1 All capitalized terms used but not defined in the text of this Plan shall have the meanings set forth in Article I of the Plan.

1.04      “Allowed Administrative Expense” shall mean all or that portion of any Administrative Expense which has been Allowed by a Final Order of the Bankruptcy Court.

1.05      “Allowed General Unsecured Claim” shall mean any Allowed Claim that is not an Allowed Administrative Expense, Allowed Fee Claim, Allowed Secured Claim, Allowed Priority Tax Claim, or Allowed Priority (Non-Tax) Claim.

1.06      “Allowed Priority Claim” shall mean any Allowed Claim or portion thereof entitled to priority under Bankruptcy Code §§507(a)(3) through (a)(6).

1.07       “Allowed Secured Claim” shall mean that portion of an Allowed Claim which is secured by a valid perfected lien on property of the Debtors, to the extent of the value of the interest of the holder of such Allowed Secured Claim in the property of the Debtors as determined by the Bankruptcy Court pursuant to Bankruptcy Code §506(a), together with interest, fees, costs and charges to the extent allowed by the Bankruptcy Court under Bankruptcy Code §506(b).

1.08      “Allowed Priority Tax Claim” shall mean any Allowed Claim or portion thereof entitled to priority under Bankruptcy Code §507(a)(8).

1.09      “Avoidance Actions” shall mean (a) any and all claims, suits and causes of action now held or hereafter acquired by the Debtors, the Estates, the Reorganized Debtors, or the Debtors’ creditors under Bankruptcy Code §§544, 547, 548, 549, 550, or 553 and (b) any claim against any transferee of a transfer avoidable under Bankruptcy Code §549 received from the Debtors from and after the Petition Date, but prior to the Effective Date.

1.10       “Bankruptcy Code” shall mean title 11 of the United States Code, as amended.

1.11      “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York, in which the Debtors’ Chapter 11 Cases are pending, and the United States District Court for the Southern District of New York to the extent that in respect of the Chapter 11 Cases the District Court may have withdrawn reference, shall have determined to exercise original jurisdiction, or shall have sole authority to enter a final order or judgment.

1.12      “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

1.13      “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday as defined in Bankruptcy Rule 9006(a).

1.14      “Casano” shall mean Frank Casano, one of the Debtors’ prepetition secured lenders.

1.15      “Cash” shall mean cash and cash equivalents, and other readily marketable securities or instruments, including, but not limited to, bank deposits, checks and other similar items.

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1.16      “Chapter 11 Cases” shall mean the Debtors’ jointly administered chapter 11 cases filed in the Bankruptcy Court, Case Nos. 15-12790 (JLG), 15-12791 (JLG), and 15-12792 (JLG), administered under Case No. 15-12790 (JLG).

1.17      “Claim” shall mean a claim against the Debtors, as defined in Bankruptcy Code §101(5).

1.18      “Claimant” shall mean the holder of a Claim.

1.19      “Class” shall mean any class into which Allowed Claims and Allowed Interests are classified pursuant to Article II of the Plan.

1.20      “Confirmation Date” shall mean the date the Confirmation Order is entered in the Chapter 11 Case.

1.21      “Confirmation Hearing” shall mean the hearing or hearings held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.22      “Confirmation Order” shall mean an Order of the Bankruptcy Court confirming the Plan in accordance with Bankruptcy Code §1129.

1.23      “Creditor” shall have the meaning set forth in Bankruptcy Code §101(10).

1.24      “Debtors” shall mean SG Blocks, Inc., SG Building Blocks, Inc., and Endaxi Infrastructure Group, Inc., as debtors and debtors in possession.

1.25      “DHIC” shall mean Dillon Hill Investment Company, LLC, one of the Debtors’ prepetition secured lenders.

1.26      “Dillon” shall mean Dillon Hill Capital, LLC, one of the Debtors’ prepetition secured lenders.

1.27      “DIP Financing Order” shall mean the Bankruptcy Court’s final order authorizing the Debtors to use Prepetition Lender’s cash collateral and to obtain debtor in possession financing from the DIP Lender (ECF Doc. No. 25).

1.28      “DIP Lender” shall mean Hillair Capital Investments L.P. in its capacity as debtor in possession lender to the Debtors pursuant to a Debtor in Possession Credit Agreement, Senior Security Agreement, and the DIP Financing Order.

1.29      “Disallowed Claim” shall mean any Claim or portion of a Claim which has been disallowed by a Final Order of the Bankruptcy Court.

1.30      “Disputed Claim” shall mean any Claim, proof of which was timely and properly filed, and (a) which is listed on the Schedules as unliquidated, disputed, or contingent, and which has not been resolved by written agreement between the Debtors and the Claimant or by an order of the Bankruptcy Court, (b) which is subject to a dispute to the extent that the Debtors or the Reorganized Debtors have asserted a claim against the holder of the Disputed Claim, or (c) as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order. Prior to the filing of an objection to a Claim, or the expiration of the time within which to object to such Claim set forth in the Plan or otherwise established by order of the Bankruptcy Court, for purposes of the Plan, a Claim shall be considered a Disputed Claim if (x) the amount of the Claim specified in the proof of Claim exceeds the amount of the Claim scheduled by the Debtors as other than disputed, contingent or unliquidated, or (y) the Claim is not listed on the Schedules.

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1.31     “Disputed Claims Reserve” shall mean the reserves to be established by the Debtors or the Reorganized Debtors on account of Disputed Administrative Expenses, Disputed Priority Claims, and Disputed Unsecured Claims to be used to make pro rata Distributions to holders of Disputed Administrative Expenses, Disputed Claims and Undetermined Claims in the event they become Allowed Claims.

1.32     “Distribute” or “Distribution” shall mean a payment by the Debtors or the Reorganized Debtors under the terms of the Plan.

1.33     “Distribution Date” shall mean any date, subsequent to the Effective Date, on which a Distribution under the Plan is to be made to the holders of Allowed Claims.

1.34     “Effective Date” shall mean the first day on which the Confirmation Order has become a Final Order and on which all of the conditions to the Effective Date in the Plan have been satisfied or waived.

1.35      “Effective Date Payment” shall mean the payment from the funds made available under the Exit Facility to pay the obligations to the DIP Lender, Administrative Expenses, any priority claims, and an initial fifty (50%) percent distribution to General Unsecured Creditors on Allowed General Unsecured Claims.

1.36      “Endaxi” shall mean Endaxi Infrastructure Group, Inc.

1.37      “Estates” shall mean the Debtors’ chapter 11 estates created on the Petition Date under Bankruptcy Code §541.

1.38      “Exit Facility” shall mean the senior secured convertible working capital facility in the approximate amount of $1.1 million provided to the Reorganized Debtor by Hillair to refinance the obligations to the DIP Lender, pay Administrative Expenses, provide an initial fifty (50%) percent distribution to General Unsecured Creditors and fund anticipated working capital needs. The Exit Facility shall be convertible into shares of the Debtor’s stock on the basis of 1.25 shares per $1.00 of convertible debt. The Exit Facility shall be subordinate to the specific liens granted to IPFS Corporation on account of insurance premium financing entered into by the Debtors.

1.39     “Fee Claims” shall mean claims by professionals retained by the Debtors during the Chapter 11 Cases for the payment of fees and the reimbursement of expenses incurred prior to the Effective Date.

1.40     “Final Order” shall mean: (i) an order or a judgment of the Bankruptcy Court; or (ii) a stipulation or other agreement entered into which is “so ordered” by the Bankruptcy Court, in either case the operation or effect of which has not been reversed, stayed, modified or amended and as to which (x) any appeal that has been taken has been finally determined or dismissed, or (y) the time to appeal or seek reconsideration has expired by reason of statute or otherwise and as to which no appeal or petition for review, certiorari or reconsideration has been taken or is pending (or if such appeal or petition has been granted, it has been finally decided), as a result of which such order, judgment, stipulation or agreement shall have become final in accordance with applicable law.

1.41     “General Unsecured Claim” means an Allowed Claim that is not an Administrative Expense, a Priority (Non-Tax) Claim, Priority Tax Claim, Fee Claim, or Secured Claim.

1.42     “Hillair” shall mean Hillair Capital Investments L.P., in its capacity as prepetition secured lender.

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1.43      “Interest” shall mean any rights of a shareholder in respect of an equity interest in each of the Debtors.

1.44      “Lien” shall have the meaning set forth in Bankruptcy Code §101(37).

1.45      “Masterson” shall mean Scott Masterson, one of the Debtors’ prepetition secured lenders.

1.46      “Nuccitelli” shall mean Marc Nuccitelli, one of the Debtors’ prepetition secured lenders.

1.47      “Objections Bar Date” shall mean the deadline for the Debtors or the Reorganized Debtors to file objections to Claims, which deadline shall be the first Business Day that is ninety (90) days after the Effective Date of the Plan.

1.48      “Person” shall have the meaning set forth in Bankruptcy Code §101(41).

1.49      “Petition Date” shall mean October 15, 2015.

1.50      “Prepetition Lender” shall collectively mean Hillair, Dillon, DHIC, Casano, Masterson, and Nuccitelli, in their role as prepetition secured lender to the Debtors.

1.51     “Prepetition Lender’s Lien” shall mean the lien granted to the Prepetition Lender on account of the Prepetition Lender Secured Claim contained in the relevant loan documents evidencing the Prepetition Lender Secured Claim, and in the DIP Financing Order.

1.52     “Prepetition Lender Secured Claim” shall mean the Allowed Secured Claim of Prepetition Lender, which is secured by a valid first-priority lien on substantially all of the Debtors’ assets.

1.53      “Plan” shall mean this Plan of Reorganization, as it may be amended or modified.

1.54      “Priority (Non-Tax) Claims” shall mean any Claim that is entitled to priority status in accordance with Bankruptcy Code §507(a), other than Priority Tax Claims and Administrative Expenses.

1.55      “Priority Tax Claims” shall mean any Claim for taxes entitled to priority status in accordance with Bankruptcy Code §§502(i) or 507(a)(8), but specifically excludes any penalty assessed with respect to such taxes.

1.56      “Pro Rata Share” shall mean the proportion that the Allowed Claim bears to the sum of all Allowed Claims, Disputed Claims and Undetermined Claims of that particular Class or in the case of Interests the proportion of Interests held by such holder in relation to the sum of al outstanding Interests.

1.57      “Released Parties” shall have the meaning set forth in Article X of the Plan.

1.58      “Released Claims” shall mean the claims released under Article X of the Plan.

1.59      “Reorganized Debtors” shall mean the Debtors after the Effective Date.

1.60     “Schedules” shall mean the schedules of assets and liabilities, lists and statement of financial affairs and executory contracts filed by the Debtors with the Bankruptcy Court, as they may be amended pursuant to the Bankruptcy Rules.

1.61      “Securities Act” shall mean the Securities Act of 1933, as amended.

1.62      “Unclaimed Property” shall mean any Cash (together with any interest earned thereon) unclaimed on the later of the 180th day following the Effective Date or the last Distribution Date. Unclaimed Property shall include checks (and the funds represented thereby): (i) which have been returned as undeliverable without proper forwarding addresses; (ii) which have not been paid; or (iii) which were not mailed or delivered because of the absence of a proper address for the Claimant.

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1.63      “Undetermined Claim” shall mean any Claim that is (i) a Disputed Claim or (ii) an unliquidated or contingent Claim.

1.64      “Unsecured Creditor” shall mean the holder of an Unsecured Claim.

1.65      “U.S. Trustee” shall mean the United States Trustee for Region 2.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.01      General Rules of Classification. A Claim or Interest is classified in a particular Class for voting and distribution purposes only to the extent the Claim or Interest qualifies within the description of that Class, and is classified in other Classes to the extent the Claim or Interest qualifies within the description of such Classes.

2.02      Administrative Expenses and Priority Tax Claims. Administrative Expenses and Priority Tax Claims have not been classified and are excluded from the Classes of Claims in accordance with Bankruptcy Code §1123(a)(1).

2.03      Satisfaction of Claims and Interests. The treatment to be provided for Allowed Claims and Interests under this Plan and the consideration provided under this Plan shall be in full satisfaction, settlement, release and discharge of all Claims and Interests against the Debtors and their property.

2.04      Bar Dates for Claims. Pursuant to the Bankruptcy Court’s Order, dated December 18, 2015 (ECF Doc. No. 33), all non-governmental unit Claims against the Debtors, including claims under Bankruptcy Code §503(b)(9) must be filed on or before January 25, 2016, and all Claims of governmental units must be filed on or before April 12, 2016. Claims arising from the rejection of executory contracts and unexpired leases shall be governed by the specific orders of the Bankruptcy Court regarding the assumption or rejection of executory contracts and unexpired leases and Article VI of the Plan.

2.05      Bar Date for Fee Claims. The Confirmation Order, or the order scheduling the Confirmation Hearing, shall provide a deadline for the filing of requests for payment of Fee Claims incurred prior to the Confirmation Date. Any Person that fails to file an application for the payment of professional fees and expenses on or before the time and date established in the Confirmation Order or the order scheduling the Confirmation Hearing shall be forever barred from seeking payment or reimbursement from the Debtors, their Estates or the Reorganized Debtors. Counsel for the DIP Lender shall not be required to file an application for payment of its legal fees and expenses, other than in accordance with paragraph 14 of the DIP Financing Order.

2.06      Acceptance of Classification. Any holder of a Claim or Interest who fails to object in writing to the classification of Claims and Interests provided in the Plan, and who has not filed an objection with the Bankruptcy Court and served the objection upon counsel to the Debtors, counsel to Prepetition Lender and the U.S. Trustee at least ten (10) days prior to the Confirmation Hearing shall be deemed to have accepted the classification set forth in the Plan.

2.07      Classification. For purposes of the Plan, all Allowed Claims shall be placed in the following Classes:

➢ Class 1 (Allowed Priority (Non-Tax) Claims)

➢ Class 2 (Allowed DIP Lender Secured Claim)

➢ Class 3 (Allowed Prepetition Lender Secured Claim)

➢ Class 4 (General Unsecured Claims)

➢ Class 5 (Interests in the Debtors)

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ARTICLE III

TREATMENT OF CLASSES

3.01      Administrative Expenses. Administrative Expenses are not impaired. Except with respect to Administrative Expenses Allowed under Bankruptcy Code §503(b)(9), which shall be paid as soon as reasonably practicable after the Effective Date or upon such other terms as may be agreed to by the holder thereof and the Debtors, Allowed Administrative Expenses, including Fee Claims, shall be paid by the Debtors or the Reorganized Debtors on the later to occur of (a) the Effective Date, and (b) the date such Claim becomes Allowed by a Final Order of the Bankruptcy Court, or as soon as practicable thereafter, or upon such other terms as may be agreed to by the holder thereof and the Debtors. In the event of any subsequent conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, all payments on account of any Allowed Administrative Expenses shall be deemed to have been made in the ordinary course of the Debtors’ business and shall not be deemed to be avoidable transfers under Bankruptcy Code §549.

3.02      U.S. Trustee Fees. Statutory fees, and any applicable interest thereon, are all fees payable pursuant to Chapter 123 of Title 28, United States Code, including, but not limited to, all fees required to be paid by 28 U.S.C. §1930(a)(6) plus any interest due and payable under 31 U.S.C. §3717 (“U.S. Trustee Fees”). U.S. Trustee Fees will accrue and be timely paid until the Case is closed, dismissed, or converted to another chapter under the Bankruptcy Code. Any U.S. Trustee Fees owed on or before the Effective Date of this Plan will be paid in full on the Effective Date of the Plan.

3.03      Priority Tax Claims. Priority Tax Claims are not impaired. All Allowed Priority Tax Claims shall be paid on the Effective Date unless such claims are Allowed in an amount significantly greater than estimated or in an amount that would jeopardize a recovery to unsecured creditors, then in that case Priority Tax Claims will be paid over a five (5) year period in accordance with Bankruptcy Code §1129(a), at the Federal Judgment Rate. Holders of Priority Tax Claims shall not be entitled to vote on the Plan.

3.04      Class 1 Priority (Non-Tax) Claims. Allowed Priority (Non-Tax) Claims shall be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable. The Debtors do not believe any such claim exists. In accordance with Bankruptcy Code § 1126(f), holders of Class 1 Claims shall not be entitled to vote on the Plan and shall be deemed to have accepted the Plan. Class 1 Claims are not impaired.

3.05      Class 2 DIP Lender Secured Claim shall be paid in full on the Effective Date from the Effective Date Payment.

3.06      Class 3 Prepetition Lender Secured Claim. Holders of the Allowed Prepetition Lender Secured Claim, shall receive one hundred (100%) percent of a newly issued convertible preferred stock on the basis of one share of preferred stock per dollar of Allowed Petition Lender Secured Claim. The preferred stock shall vote with the common stock of the Reorganized Debtor on an as converted basis, shall receive dividends with the common stock, and shall have a $1.00 per share liquidation preference. The preferred stock is convertible into common stock on a 1:1 basis and, if converted on the Effective Date, would convert into 82.5% of the common stock of the Reorganized Debtor, after taking into account common stock issued to holders of Class 5 Interests and the Management Options (defined below), but before any conversion of the Exit Facility. On the Effective Date, the Reorganized Debtor’s management will receive options (the “Management Options”) to acquire 10% the Reorganized Debtor’s new common stock, calculated on a fully diluted basis assuming conversion of all of the preferred stock but not the Exit Facility. The Management Options will be subject to certain vesting conditions. The holder of the Exit Facility also retains conversion rights that will dilute the ownership rights of holders of Class 3 Claims and Class 5 Interests. Hillair shall be entitled to designate three members of the Reorganized Debtors’ Board of Directors. Dillon, DHIC, Casano, Masterson and Nuccitelli will be granted Board of Directors observation rights by the Reorganized Debtor, subject to certain share ownership requirements to be determined by the Reorganized Debtor. All shares of new common or preferred stock issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either section 1145 of the Bankruptcy Code or Section 4(a)(2) of the Securities Act, as amended. The Class 3 Prepetition Lender Secured Claim is impaired.

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3.07      Class 4 General Unsecured Claims. Class 4 Claims are comprised of the Allowed Claims of General Unsecured Creditors. Each holder of an Allowed General Unsecured Claim shall receive a Distribution of one hundred (100%) percent of its Allowed Claim, plus post-petition interest calculated at the Federal judgment rate, payable as follows: fifty (50%) percent of its Allowed Claim on the Effective Date as part of the Effective Date Payment, twenty five (25%) percent at the conclusion of the next full fiscal quarter of the Reorganized Debtor after the Effective Date, and the remaining twenty five (25%) percent of its Allowed Claim, plus any post-petition interest owed, at the conclusion of the next full fiscal quarter of the Reorganized Debtor after the Effective Date, and the remaining twenty five (25%) percent of its Allowed Claim at the conclusion of the second full fiscal quarter of the Reorganized Debtor after the Effective Date. Class 4 Claims are impaired.

3.08     Class 5 Interests. Shares of stock held by each holder of Interests in the Debtors shall be cancelled and replaced by such holder’s pro rata share of 100% of the new common stock in the Reorganized Debtors that is outstanding at the Effective Date. Such common stock ownership in the Reorganized Debtor is subject to dilution by conversion of the preferred stock as described in Section 3.06. Assuming 100% of such preferred stock is converted and taking into account the Management Options as if fully exercised, the holders of the Class 5 Interests would hold 7.5% of the common stock of the Reorganized Debtor. The ownership interest of the holders of the Class 5 Interests is subject to further dilution upon the conversion of the Exit Facility into new common stock. Class 5 Interests are impaired.

ARTICLE IV

CLAIMS AND INTERESTS IMPAIRED UNDER THE PLAN

4.01      Claims and Interests in Classes 3, 4 and 5 are impaired under the Plan, and are entitled to vote on the Plan. Claims in Classes 1 and 2 are not impaired under the Plan, and are not entitled to vote on the Plan.

4.02      Pursuant to Bankruptcy Code §1126(c), a Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the holders of Allowed Claims in such Class that vote on the Plan. Pursuant to Bankruptcy Code §1126(d), holders of Interest in Class 5 shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in amount of the Allowed Interests of such Class 5.

4.03      Classes 3, 4 and 5 are currently entitled to vote to accept or reject the Plan. To the extent that any Class entitled to vote rejects the Plan, the Debtors intend to seek confirmation of the Plan in accordance with Bankruptcy Code §1129(b).

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4.04      The Plan shall serve as a motion by the Debtors seeking entry of an order substantively consolidating each of the Estates of the Debtors into a single consolidated Estate solely for the limited purposes of voting, confirmation, and distribution. For the avoidance of doubt, the Plan shall not serve as a motion by the Debtors seeking entry of an order substantively consolidating the Debtors for any other purposes. Moreover, any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or their respective affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.01      Payments on the Effective Date. No later than two (2) Business Days before the Confirmation Hearing, the Debtors shall provide proof that they will have sufficient funds to make the Effective Date Payment required under the Plan.

The payments under the Plan will be made from (a) Effective Date Payment, and (b) the Cash derived from the Debtors’ operations and/or the Reorganized Debtor’s operations.

Except for Allowed Administrative Expenses held pursuant to Bankruptcy Code §503(b)(9), which shall be paid as soon as reasonably practicable after the Effective Date or upon such other terms as may be agreed to by the holder thereof and the Debtors, on the Effective Date the Debtors shall have the Cash necessary to pay in full Allowed Administrative Expenses, including Allowed Fee Claims (except to the extent that the holders of Administrative Expense or Fee Claims agree to different treatment), except as otherwise provided in the Plan, Allowed Priority (Tax) Claims and Priority (Non-Tax) Claims.

5.02      Payments after the Effective Date. To the extent necessary to pay Allowed Claims under the Plan, the Reorganized Debtor will pay the remaining fifty (50%) percent of the Allowed Class 4 Claims from their cash flow in accordance with the Plan.

5.03      Release of Avoidance Actions. On the Effective Date, the Debtors, on behalf of themselves and their Estates shall release any and all Avoidance Actions and the Debtors and the Reorganized Debtors, and any of their successors and assigns and any entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions.

5.04      Reserves. On the Effective Date, or as soon thereafter as is reasonably practical, the Debtors shall establish and maintain adequate reserves for Disputed Claims.

On the later to occur of (a) the Effective Date, and (b) the date such Claim becomes Allowed by a Final Order of the Bankruptcy Court, or as soon thereafter is reasonably practicable, the Debtors shall use available Cash to pay in full, or establish appropriate reserves for Allowed Administrative Expenses, including Allowed Fee Claims, except as otherwise agreed to by the holder thereof and the Debtors. The Debtors shall pay all Priority Tax Claims, and Priority (Non-Tax) Claims, in accordance with Article III of the Plan.

5.05      Investments by the Debtors. All Cash held by the Debtors, whether held in investment accounts, bank accounts, any Disputed Claims Reserve, or any escrow accounts, shall be invested in accordance with Bankruptcy Code §345 in a financial institution that is an authorized depository under the U.S. Trustee Operating Guidelines.

5.06      Delivery of Distributions. Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to the holders of Allowed Claims shall be made at (a) the address of each holder as set forth in the Schedules, unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address.

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5.07     Undeliverable Distributions and Unclaimed Property. If any distribution made by the Debtors or the Reorganized Debtor, as applicable, is returned as undeliverable, the Debtors or the Reorganized Debtors, as applicable, may, in their sole discretion, make such efforts to determine the current address of the Holder of the Claim with respect to which the distribution was made, but no distributions to any Holder of an Allowed Claim will be made until the Debtors or the Reorganized Debtors, as applicable, have determined the current address of the Holder of such Allowed Claim, at which time the distribution will be made without interest. The Debtors or the Reorganized Debtors, as applicable, shall have sole discretion to determine how to make distributions in the most efficient and cost-effective manner. Amounts in respect of any undeliverable distributions made by the Debtors or the Reorganized Debtor, as applicable, shall be returned to, and held in trust by, the Debtors or the Reorganized Debtor, as applicable, until the distributions are claimed, or are deemed to be Unclaimed Property upon the expiration of six (6) months from the date of the return of the undeliverable distribution. Unclaimed Property shall revert to the Reorganized Debtors in accordance with the provisions of the Plan.

5.08     Record Date for Distributions. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the date of the entry of the Confirmation Order will be treated as the holders of those Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to the transfer may not have expired by the date of the entry of the Confirmation Order. The Debtors and Reorganized Debtors shall have no obligation to recognize any transfer of any Claim occurring after the date of the entry of the Confirmation Order. In making any Distribution with respect to any Claim, the Debtors shall be entitled instead to recognize and deal with, for all purposes hereunder, only the Person that is listed on the proof of Claim filed with respect thereto, or on the Schedules, as the holder thereof as of the close of business on the date of the entry of the Confirmation Order, and upon such other evidence or record of transfer or assignment that are known to the Debtors as of the date of the entry of the Confirmation Order.

5.09     Distributions to Holders of Claims — Generally.

(a)     Distributions on Account of Allowed Claims Only. Except as otherwise provided in this Plan, Disputed Claims shall not be entitled to any Distribution until such Disputed Claim becomes an Allowed Claim. All Claims of any Person from which property is sought by the Debtors, or the Reorganized Debtors, as applicable, under Bankruptcy Codes §§ 542, 543, 550, or 553, or that the Debtors, or the Reorganized Debtors, allege is a transferee of a transfer that is avoidable under Bankruptcy Code §§ 544, 545, 547, 548, 549, or 553 shall be disallowed if such Person or transferee has failed to turnover such property to the Reorganized Debtors.

(b)     Method of Cash Distributions. Any payment of Cash to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

(c)     Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

(d)     No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the Allowed amount of such Claim.

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(e)     Interest on Claims. Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than the Claim of the DIP Lender in accordance with the DIP Financing Order. Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Petition Date to the date a final Distribution is made thereon if and after that Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Bankruptcy Court, no prepetition Claim shall be allowed to the extent that it is for postpetition interest or other similar charges.

(f)     Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account or hold such Distribution in reserve until the disposition thereof shall be determined by Bankruptcy Court order, or by written agreement among the interested parties to such dispute.

(g)     Withholding Taxes. Any federal or state withholding taxes or other amounts required to be withheld under any applicable law may be deducted and withheld from any Distributions under the Plan. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. The Reorganized Debtors may withhold the entire Distribution due to any holder of an Allowed Claim until such time as such holder provides the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Reorganized Debtors to the appropriate authority. If the holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any governmental unit within ninety (90) days after the date of first notification to the holder of the need for such information, or for the Cash necessary to comply with any applicable withholding requirements, then such holder’s Distribution shall be treated as Unclaimed Property herein or the amount required to be withheld may be so withheld and turned over to the applicable authority.

(h)     Time Bar to Cash Payments by Check. Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for the reissuance of any check that becomes null and void pursuant to this Section may be made directly to the Reorganized Debtors by the holder of the Allowed Claim to whom the check was originally issued. Any Claim with respect to such voided check must be made in writing, on or before the later of the first anniversary of the Effective Date, or the six (6) month anniversary of the date on which the Distribution was made. After that date, all Claims with respect to voided checks shall be discharged and forever barred and the proceeds of those checks shall be deemed Unclaimed Property in accordance with Bankruptcy Code §347(b) and be distributed as provided herein.

(i)     No Payments of Fractional Dollars. Notwithstanding any other provision of the Plan to the contrary, no payment of fractional dollars shall be made pursuant to the Plan. Whenever any payment of a fraction of a dollar under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding down of such fraction to the nearest whole dollar.

(j)     No Payment of Fractional Shares. Notwithstanding any other provision of the Plan to the contrary, no payment of fractional shares of stock shall be made pursuant to the Plan. Whenever any payment of a fraction of a share of stock under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding down of such fraction to the nearest whole share.

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(k)     Minimum Distributions. Notwithstanding anything herein to the contrary, the Reorganized Debtors shall not be required to make distributions or payments of less than $25.00, and shall not be required to make partial distributions or payments of fractions of dollars. Any Holder of an Allowed Claim whose aggregate distribution under this Plan is less than $25.00 shall forfeit, at the option of the Reorganized Debtors, such amount to, and such amount shall vest in, the Debtors for distribution in accordance with the terms of the Plan.

(l)     Setoff and Recoupment. The Reorganized Debtors may, but shall not be required to, setoff against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect thereof, any claims or defenses of any nature that the Reorganized Debtors or the Estates may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors, the Estates, or the Reorganized Debtors, of any right of setoff, recoupment claims, rights or Avoidance Actions that the Debtors, the Estates, or the Reorganized Debtors, or any of their successors may possess against such holder. Any setoff or recoupment shall only be made after the affected creditor is provided not less than five days notice.

5.10     Quarterly Reports. Until the Chapter 11 Cases are closed, the Reorganized Debtors shall file quarterly reports setting forth (a) the status of Distributions to holders of Allowed Class 4 Claims, and (b) the status of any Avoidance Actions. The quarterly reports shall be filed on or before the 15th day of July, October, January and April. In addition, the Reorganized Debtors shall maintain an accurate register of the General Unsecured Claims.

5.11     Vesting of Assets. As of the Effective Date, pursuant to provisions of Bankruptcy Code §§ 1141(b) and (c), all property and assets of the Debtors shall be transferred to and shall vest in the Reorganized Debtors free and clear of all Liens, Claims and Interests, except as otherwise expressly provided in this Plan, and the Confirmation Order.

5.12     Continuing Existence. From and after the Effective Date, the Reorganized Debtors will continue in existence and shall continue normal operations of their business as corporations under applicable law.

ARTICLE VI

EXECUTORY CONTRACTS AND LEASES

6.01      Any executory contract or unexpired lease of the Debtors which has not been assumed or rejected by Final Order of the Bankruptcy Court, or which is not the subject of a pending motion to assume or reject on the Confirmation Date, shall be deemed assumed by the Debtors on the Effective Date. Simultaneously with service of the Plan and Disclosure Statement, the Debtors shall provide a notice to all counter-parties to executory contracts proposed to be assumed, substantially in the former annexed hereto as Exhibit 1. Such counter-parties shall have until seven (7) days prior to the Confirmation Hearing to file an objection to the proposed cure amount provided in such notice. All objections to cure amounts shall be heard at the Confirmation Hearing. To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Petition Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies. On the Effective Date, the Debtors shall be deemed to have assumed all of the Debtors insurance policies.

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6.02      Any entity with a Claim that arises from the rejection of an executory contract or unexpired lease must file its Claim within thirty (30) days after the later of the date of the order rejecting the executory contract or unexpired lease and the Confirmation Date, and shall have the same rights as a Class 4 Claimant to the extent such Claim becomes an Allowed General Unsecured Claim. Any Claims arising from the rejection of an executory contract or unexpired lease not filed with the Bankruptcy Court within such time will be automatically treated as a Disallowed Claim, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objections by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other entity, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any proof of Claim to the contrary.

ARTICLE VII

PROCEDURE FOR RESOLVING DISPUTED CLAIMS

7.01      Disputed Claim Reserves. Except as provided for below, the Debtors shall set aside and reserve for the benefit of each holder of a Disputed Claim an amount equal to the Distributions to which the holder of such Disputed Claim would be entitled if such Disputed Claim were an Allowed Claim, in an amount equal to the amount of such Claim as estimated by the Bankruptcy Court pursuant to an order. Such reserved amounts, and the difference between the amount so reserved for each such Claim and the amount of federal, state and local taxes paid by the Debtors with respect to such Claim shall constitute the maximum Distribution amount to which the holder of such Claim may ultimately become entitled to receive.

7.02      Distributions to Holders of Allowed Claims. After the Effective Date, the Reorganized Debtors shall make one or more Distributions to holders of Allowed Claims in accordance with the Plan.

(i)     Distributions on Disputed Claims. No Distributions shall be made with respect to a Disputed Claim until the resolution of such dispute by agreement with the Debtors, the Reorganized Debtors, or Final Order. On or as soon as reasonably practicable after the first Business Day of the next calendar quarter after a Disputed Claim becomes an Allowed Claim, the Debtors shall distribute to the holder thereof Cash, from the Disputed Claims Reserve, in an amount equal to the aggregate amount of Cash that would have been distributed to such holder in respect of such Claim had such Claim been an Allowed Claim, in the amount in which it is ultimately allowed.

(ii)     Treatment of Excess Cash in Disputed Claims Reserve. To the extent a Disputed Claim becomes a Disallowed Claim or is reclassified, any Cash previously reserved for such portion of such Disputed Claim shall be distributed in accordance with the Plan. To the extent all payments required under the Plan have already been made, Cash previously reserved for Disputed Claims shall be paid to the Reorganized Debtor in accordance with Section 5.11 of the Plan.

7.03     Resolution of Disputed Claims. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, after the Confirmation Date the Reorganized Debtors shall have the right to make and file objections to all Claims, and shall serve a copy of each objection upon the holder of the Claim to which the objection is made, as soon as practicable, but in no event later than the Objections Bar Date. From and after the Confirmation Date, all objections shall be litigated to a Final Order except to the extent the Reorganized Debtors elect to withdraw any claim objection, or the Reorganized Debtors and the claimant elect to compromise, settle or otherwise resolve any claim objection, in which event they may settle, compromise or otherwise resolve any Disputed Claim without further approval of the Bankruptcy Court. A Disputed Claim as to which no objection is filed by the Objections Bar Date shall become an Allowed Claim.

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7.04     Procedure for Omnibus Objections to Claims. The Debtors and the Reorganized Debtors are permitted to file omnibus objections to claims (an “Omnibus Objection”) on any grounds, including but not limited to those grounds specified in Bankruptcy Rule 3007(d). For claims that have been transferred, a notice shall be provided only to the person or persons listed as being the owner of such claim on the Debtors’ claims register as of the record date as provided for in Article V of the Plan. The notice of an Omnibus Objection shall include a copy of the relevant Omnibus Objection but not the exhibits thereto listing all claims subject to the objection thereby; rather, the notice shall (i) identify the particular claim or claims filed by the claimant that are the subject of the Omnibus Objection, (ii) provide a unique, specified and detailed basis for the objection, (iii) explain the proposed treatment of the claim, (iv) notify such claimant of the steps that must be taken to contest the objection, and (v) otherwise comply with the Bankruptcy Rules.

7.05     Maintenance of Disputed Claims Reserve. To the extent that the property placed in a Disputed Claims Reserve consists of Cash, that Cash shall be deposited in an interest-bearing account in a financial institution that is an authorized depository under the U.S. Trustee Operating Guidelines. The Disputed Claims Reserve shall be closed and extinguished by the Reorganized Debtors when all Distributions and other dispositions of Cash or other property required to be made under the Plan from such reserves will have been made in accordance with the terms of the Plan.

ARTICLE VIII

RETENTION OF JURISDICTION

8.01     The Bankruptcy Court shall retain jurisdiction over the Debtors, the Reorganized Debtors, and the Chapter 11 Cases pursuant to chapter 11 of the Bankruptcy Code and for the purposes set forth in Bankruptcy Code §1127(b), including, without limitation, with respect to the following matters:

(a)	to enable the Debtors or the Reorganized Debtors, as applicable, to prosecute any Avoidance Actions;

(b)	to hear and determine any claim or cause of action belonging to the Estates, and any disputes concerning the classification, allowance, or estimation of any Claim;

(c)	to resolve any disputes concerning any funds held in the Disputed Claims Reserve;

(d)	to hear and determine all disputed issues relating to a security or ownership interest in any property of the Estates, or in any proceeds thereof;

(e)	to hear and determine all Claims arising out of any agreement entered into by the Debtors after the Petition Date but prior to the entry of the Confirmation Order;

(f)	to recover all assets and property of the Debtors wherever located;

(g)	to alter, modify and amend the Plan pursuant to Bankruptcy Code §1127 or to remedy any defect, cure any omissions, or reconcile any inconsistency in the Plan or Confirmation Order as may be necessary to carry out the purpose and intent of the Plan, and to extent authorized by the Bankruptcy Code or Bankruptcy Rules;

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(h)	to hear and determine such other matters as may be provided for in the Confirmation Order and for the purposes set forth in Bankruptcy Code §§1127(b) and 1142, or in Bankruptcy Rules 1019 and 3020(d);

(i)	to hear and determine all applications for compensation of professionals for services rendered and expenses incurred through the Confirmation Date, and thereafter to hear and determine any objections to compensation of professionals;

(j)	to hear and determine any and all pending applications, adversary proceedings, contested matters and litigated matters;

(k)	to hear and determine any disputed issues with respect to the payments to be made under the Plan;

(l)	to enter orders that are necessary or appropriate to carry out the provisions of the Plan, including orders interpreting the provisions of the Plan;

(m)	to enter a Final Order or decree concluding the Debtors’ Chapter 11 Cases; and

(n)	to determine such other matters as may be provided for in the Confirmation Order, or as may be authorized under the provisions of the Bankruptcy Code.

ARTICLE IX

CONFIRMATION AND EFFECTIVE DATE

9.01     Conditions Precedent to Confirmation. The following are the conditions precedent to the Confirmation of the Plan:

(a)	The Debtors shall have entered into the Exit Facility, conditioned on the entry of the Confirmation Order, which shall provide Cash sufficient to make the Effective Date Payment;

(b)	All terms, conditions and provisions of the Plan are approved in the proposed Confirmation Order;

(c)	The proposed Confirmation Order shall be in form and substance acceptable to counsel to the Debtors, counsel to DIP Lender, counsel to the Exit Facility lender, and the U.S. Trustee;

(d)	The Debtors shall have sufficient Cash to pay in full all Allowed Administrative Expenses, including Fee Claims; and

(e)	The terms of the Confirmation Order authorize the Reorganized Debtors to issue the new common stock and new preferred stock pursuant to the exemption from registration under the Securities Act provided by either section 1145 of the Bankruptcy Code or Section 4(a)(2) of the Securities Act, as amended.

The conditions precedent set forth in subparagraphs (a), (b), (c) (d) and (e) above, may be waived by the Debtors, only upon reasonable notice to counsel to DIP Lender, counsel to the Committee, and the U.S. Trustee.

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9.02     Conditions Precedent to the Effective Date. The following are the conditions precedent to the Effective Date of the Plan:

(a)	The Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall have become a Final Order; and

(b)	The Debtors shall have made the Effective Date Payment.

ARTICLE X

DISCHARGE OF CLAIMS, RELEASES AND EXCULPATION

10.01      Interest Holders of the Debtors shall be treated as provided in section 3.08 of this plan.

10.02      Injunction. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE CONFIRMATION DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR PROCEEDING (WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR OTHERWISE) AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE DEBTORS’ PROPERTY, OR THE ESTATES BASED ON ANY ACT, OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED ON OR BEFORE THE CONFIRMATION DATE, INCLUDING ANY CLAIMS THAT ARE PROPERTY OF THE DEBTORS’ BANKRUPTCY ESTATES (COLLECTIVELY, THE “RELEASED CLAIMS”); PROVIDED THAT NOTHING IN THE PLAN OR THE CONFIRMATION ORDER SHALL ENJOIN THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE OR LOCAL AUTHORITY, FROM BRINGING ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDINGS (WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR OTHERWISE) AGAINST THE DEBTORS, OR ANY OF THE DEBTORS’ OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, ADVISORS, AGENTS, REPRESENTATIVES AND ASSIGNS, OR THE DEBTORS’ PROPERTY, FOR ANY LIABILITY, INCLUDING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES, OR ANY STATE OR LOCAL AUTHORITY. IN ADDITION, THE INJUNCTION PROVIDED FOR IN THE PLAN SHALL NOT RELEASE ANY ATTORNEY FROM ANY OBLIGATIONS OWED UNDER RULE 1.8(h) OF THE NEW YORK STATE RULES OF PROFESSIONAL CONDUCT FOR MALPRACTICE LIABILITY.

10.03      Release by the Debtors. PURSUANT TO BANKRUPTCY CODE §1123(b), AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, UPON THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS SHALL RELEASE UNCONDITIONALLY, AND HEREBY ARE DEEMED TO FOREVER RELEASE UNCONDITIONALLY THE FOLLOWING PERSONS (COLLECTIVELY, THE “RELEASED PARTIES “): (A) THE DIP LENDER AND PREPETITION LENDER AND THEIR DIRECTORS, OFFICERS, ADVISORS, ACCOUNTANTS, CONSULTANTS, AND ATTORNEYS; AND (B) THE DEBTORS’ ADVISORS, INCLUDING ATTORNEYS AND ACCOUNTANTS, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, INCLUDING THE RELEASED CLAIMS (EXCEPT FOR THE RIGHT TO ENFORCE THE PERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS, IF ANY, UNDER THE PLAN AND THE RIGHT TO FILE AN OBJECTION WITH THE BANKRUPTCY COURT WITH RESPECT TO ANY FEE CLAIMS), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, EXCEPT FOR THOSE CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION THAT CONSTITUTES GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF FIDUCIARY DUTY, CRIMINAL CONDUCT, ULTRA VIRES ACTIONS, OR THE DISCLOSURE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES. IN ADDITION, THE RELEASE PROVIDED FOR IN THE PLAN SHALL NOT RELEASE ANY ATTORNEY FROM ANY OBLIGATIONS OWED UNDER RULE 1.8(h) OF THE NEW YORK STATE RULES OF PROFESSIONAL CONDUCT FOR MALPRACTICE LIABILITY.

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10.04      Exculpation. TO THE EXTENT PERMISSIBLE UNDER BANKRUPTCY CODE §1125(e), NEITHER THE RELEASED PARTIES NOR THEIR ADVISORS, ACCOUNTANTS, AND ATTORNEYS, SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR INTEREST FOR ANY ACT OR OMISSION DURING THE PENDENCY OF THE CHAPTER 11 CASES IN CONNECTION WITH, OR ARISING OUT OF, THE CHAPTER 11 CASE, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE PROPERTY OR CASH TO BE DISTRIBUTED UNDER THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING EXCULPATION SHALL HAVE NO EFFECT ON THE LIABILITY OF AN ENTITY WHICH RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE RESULTED FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF FIDUCIARY DUTY, CRIMINAL CONDUCT, ULTRA VIRES ACTIONS, OR THE DISCLOSURE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES, AND, IN ALL RESPECTS, THE RELEASED PARTIES SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN. IN ADDITION, THE EXCULPATION PROVIDED FOR IN THE PLAN SHALL NOT RELEASE ANY ATTORNEY FROM ANY OBLIGATIONS OWED UNDER RULE 1.8(h) OF THE NEW YORK STATE RULES OF PROFESSIONAL CONDUCT FOR MALPRACTICE LIABILITY.

NOTHING CONTAINED HEREIN SHALL CONSTITUTE A RELEASE OF AN INDEPENDENT CLAIM HELD BY A CREDITOR OR INTEREST HOLDER AGAINST A NON-DEBTOR ENTITY OR PERSON BASED ON ACTS OR OMISSIONS UNRELATED TO THE DEBTORS OR THE CHAPTER 11 CASES. IN ADDITION, NOTHING CONTAINED HEREIN OR IN THE PLAN SHALL RELEASE ANY ATTORNEY FROM ANY OBLIGATIONS OWED UNDER RULE 1.8(h) OF THE NEW YORK STATE RULES OF PROFESSIONAL CONDUCT FOR MALPRACTICE LIABILITY.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE RELEASES AND SETTLEMENTS CONTAINED IN THE PLAN.

NOTHING IN THE PLAN OR THE CONFIRMATION ORDER SHALL EFFECT A RELEASE OF ANY CLAIM BY THE UNITED STATES GOVERNMENT OR ANY OF ITS AGENCIES OR ANY STATE AND LOCAL AUTHORITY, INCLUDING, WITHOUT LIMITATION, ANY CLAIM ARISING UNDER THE INTERNAL REVENUE CODE, THE ENVIRONMENTAL LAWS OR ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE AND LOCAL AUTHORITY AGAINST: (I) THE DEBTORS; (II) ANY OF THE DEBTORS’ SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, ADVISORS, AGENTS, REPRESENTATIVES AND ASSIGNS; AND (III) THE RELEASED PARTIES. IN ADDITION, SUBJECT TO BANKRUPTCY CODE §§ 524 AND 1141, THE RELEASES DESCRIBED HEREIN SHALL NOT PRECLUDE POLICE, FEDERAL TAX, OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES.

THE RELEASES DESCRIBED IN THIS SECTION ARE IN ADDITION TO, AND NOT IN LIEU OF, ANY OTHER RELEASE SEPARATELY GIVEN, CONDITIONALLY OR UNCONDITIONALLY, BY THE DEBTORS TO ANY OTHER PERSON. ANY RELEASE GIVEN BY THE DEBTORS OR A PERSON WHICH IS PART OF OR SUBJECT TO A FINAL ORDER OF THE BANKRUPTCY COURT REMAINS IN FULL FORCE AND EFFECT AND ARE RATIFIED BY THE PLAN.

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10.05     Persons or Entities Not Released by the Debtors. Except for the releases contained in the Plan, the Confirmation Order and the DIP Financing Order, the Debtors and the Estates are not releasing any claims or actions against any Person, or their respective affiliates, assigns, agents, directors, officers, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing.

10.06     Good Faith. The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Released Parties have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to, among others, Bankruptcy Code §§1125(e) and 1129(a)(3), with respect to the foregoing.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.01     Headings. The headings used in the Plan are inserted for convenience or reference only and are not part of the Plan.

11.02     Notices. Notices shall be deemed given when received. All notices, requests or demands described in or required to be made in accordance with the Plan shall be in writing and shall be delivered by overnight mail and email transmission as follows:

(a)	If to the Debtors or Reorganized Debtors:

SilvermanAcampora LLP

100 Jericho Quadrangle - Suite 300

Jericho, New York 11753

Attn: Gerard R. Luckman

(516) 479-6300

GLuckman@SilvermanAcampora.com

(b)	If to the DIP Lender:

McDonald Hopkins LLC

600 Superior Avenue East

Suite 2100

Cleveland, OH 44114

Attn: Scott N. Opincar

(216) 348-5753

sopincar@mcdonaldhopkins.com

(c)	If to the Prepetition Lender:

McDonald Hopkins LLC

600 Superior Avenue East

Suite 2100

Cleveland, OH 44114

Attn: Scott N. Opincar

(216) 348-5753

sopincar@mcdonaldhopkins.com

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(d)	If to the U.S. Trustee:

Office of the U.S. Trustee

201 Varick Street, Suite 1006

New York, New York 10014

Attn: Andrea B. Schwartz

(212) 510-0500

Andrea.B.Schwartz@USDOJ.gov

If to a holder of a Claim or Interest, at the address set forth in its proof of Claim or proof of Interest filed with and allowed by the Court, or, if none, at its address set forth in the Schedules prepared and filed by the Debtors with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(b).

11.03     Change of Address. Any of the parties identified in section 11.02 of the Plan may change the address at which it is to receive notices under the Plan by sending written notice pursuant to the provisions of this Article to counsel to the Debtors.

11.04     Modification of the Plan. The Debtors reserve the right, in accordance with the Bankruptcy Code, upon reasonable notice to and written consent of counsel to DIP Lender and, upon reasonable notice to the Prepetition Lender, to amend or modify the Plan prior to the Confirmation Date or as soon as practicable thereafter. After the Confirmation Date, the Debtors or the Reorganized Debtors may, upon appropriate motion, notice, and order of the Court, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purposes and intent of the Plan.

11.05     Reservation of Rights. Nothing contained herein shall prohibit the Debtors or the Reorganized Debtors from prosecuting or defending any of the rights of the Debtors’ Estates, including without limitation, the Avoidance Actions.

11.06     Severability. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

11.07     Successors and Assigns. The rights and obligations of any entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such entity.

11.08     Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

11.09     The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the bankruptcy Court to close the Chapter 11 Cases.

11.10     Section and Article References. Unless otherwise specified, all references in the Plan to Sections and Articles are to Sections and Articles of the Plan.

[ONE SIGNATURE PAGE TO FOLLOW]

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Dated: New York, New York	SG BLOCKS, INC.
April 12, 2016
	By:	/s/ Paul Galvin
	Name:	Paul Galvin
	Title:	Chief Executive Officer

Dated: New York, New York	SG BUILDING BLOCKS, INC.
April 12, 2016
	By:	/s/ Paul Galvin
	Name:	Paul Galvin
	Title:	Chief Executive Officer

Dated: New York, New York	ENDAXI INFRASTRUCTURE GROUP, INC.
April 12, 2016
	By:	/s/ Paul Galvin
	Name:	Paul Galvin
	Title:	Chief Executive Officer

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